UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☒	Soliciting Material Pursuant to §240.14a-12

CONVERGENCE ETHANOL, INC.
(Name of Registrant as Specified In Its Charter)

Daniel K. Moscaritolo
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PLEASE CAREFULLY READ THE PROXY STATEMENT WHEN IT IS AVAILABLE BECAUSE IT CONTAINS IMPORTANT INFORMATION.

DANIEL K. MOSCARITOLO

May 9, 2007

Dear Fellow Shareholders:

I have chosen three nominees to replace Convergence Ethanol's current directors, and I am seeking your support at the 2007 Annual Meeting of Shareholders.

The shareholder meeting is being held notwithstanding the active opposition of the Convergence board. On February 23, 2007, the First Judicial District Court of the State of Nevada in and for Carson City confirmed the lawfulness of the demand (made by myself and fellow shareholder Charles L. Christensen) that Convergence hold an annual meeting, the first one in many years.

Many of you may not know that I co-founded the company's predecessor, serving in a part time capacity beginning on July 1, 2002, as the Chief Operating Officer (“COO”) and Chief Technical Officer (“CTO”) of the private company, MEMS USA Inc., which was the predecessor of Convergence. I became the full time COO & CTO when MEMS merged with a subsidiary of Convergence, a public company, on February 18, 2004 until I resigned from the Board of Directors in November 2006. I resigned because I had grave concerns regarding whether Dr. Latty had undisclosed material financial interests in two material transactions between Convergence and two private companies that he and/or his wife controlled, the Accelon Company in Thousand Oaks California (“Accelon Company”)and the Accelon Corporation Inc, a Nevada corporation (“Accelon Nevada”). Subsequently, I have observed, several instances of what I consider to be acts of entrenchment by the current directors that have only reinforced my growing concerns with the current direction of Convergence.

We believe Dr. Latty should answer some questions

Did you know that --

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In March of 2003, Convergence entered into a money-losing contract with the Accelon Company, under which Convergence lost hundreds of thousands of dollars. The contract was to build one prototype of a fuel blending skid or mechanical mixing machine. C.A. Lombardi, Executive Vice President of Accelon stated in the bid solicitation that Accelon planned to purchase up to 20 of these mixing systems in the same calendar year. A project report shows Dr. Latty projecting revenue of $8 million with an 18-month demand for 100 to 120 units in follow on purchases. The project report also shows that Dr. Latty was Convergence’s “lead” for the project.

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There was no public disclosure of a relationship between Dr. Latty, his wife Cathy A. Latty (C.A. Lombardi-maiden name) and the two companies; the Accelon Company and Accelon Nevada. To the best of my knowledge, there was never any disclosure of these facts inside Convergence.

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Second, why is James Latty’s wife’s maiden name (C. A. Lombardi) the same as the officer of Accelon who signed the contract with Convergence, on behalf of the Accelon Company. How is it that this same C. A. Lombardi had the authority to sign and issue checks to Convergence, on behalf of two separate companies; the Accelon Company and Accelon Nevada?

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Why did Dr. Latty file for a trademark in May of 2003 for the generic name "Accelon" for a mechanical mixing machine, the same as the product that Convergence was prototyping for the Accelon Company? Why did that trademark application reflect that Dr. Latty and C.A. Lombardi shared the same mailing address?

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Lawrence Weisdorn, Charles L. Christensen and myself at different times raised these questions. Each of us was terminated or resigned. I resigned on account of the Company’s reticence to provide the answers. The Company still does not provide answers to these questions, and we feel the shareholders are entitled to these answers.

The right to vote is our most important right and our most precious right as shareholders, and there is no justification for Convergence's unwillingness to afford us this right.

Did you know that --

-	The 2007 Annual Meeting will be held because Convergence was ordered by a Nevada court to hold this meeting.

-	Ironically, Convergence has spent large amounts of money trying to frustrate the shareholders' rights to vote for its directors.

-	Convergence has held no prior shareholders' meetings since March 18, 2002 (five years).

-	Not a single current Convergence director was ever elected by you, the shareholders.

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When asked to distribute my proxy materials, Convergence demanded $60,000 from me. Convergence would be entitled only to its "reasonable expenses" to distribute (not to print or review) proxy statements.

There is no justification for Convergence electing its directors one-at-a-time since the shareholders have not had any meetings for over five years.

Did you know that --

-	The Bylaws provide for a three-year term for directors? The shareholders never had an opportunity to vote on it.

-	Convergence intends to elect only one director, instead of all three, at the 2007 Annual Meeting.

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Dr. Latty, serving as a director of Convergence since February 18, 2004, has already served over three years, already longer than as provided in the Convergence bylaws themselves. The Convergence position is that Dr. Latty is "protected" from being voted in or out this year. It also so happens that, according to the Company's proxy, "Ratification of [Latty's] new three-year [employment] agreement by the Board of Directors is anticipated."

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When Dr. Latty was elected as a director, the bylaws provided for a one-year term for directors; and Nevada Revised Statutes 780.330.2 provides that the directors in office at the time of changing bylaws to provide for a "three-year" term do not thereby receive three-year term; they would continue to have a one-year term.

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According to the Convergence bylaws themselves, all “replacement” directors elected by the board are supposed to only serve out the remaining term of the director that they are replacing. Since two of the current directors are replacement directors, and the prior directors were elected on February 18, 2004, their terms have already been extended beyond the three years limitations set forth in Convergence's own bylaws.

It compounds my concern that Convergence has chosen to object to a shareholder vote while the current board and management are overseeing a desperate financial situation.

I believe the Dr. Latty has failed to raise sufficient capital as necessary for Convergence to position itself for future growth and to deliver value to shareholders.

Did you know that --

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Under Dr. Latty's leadership, Convergence has not raised one dollar of external equity or debt funding to advance the Hearst Ethanol One, Inc. project? As a matter of fact, according to Convergence's most recent Form 10-KSB, "[Convergence] plan[s] to obtain the additional working capital through private placement sales of our equity securities. [Convergence has] not received any funds, nor can there be any assurance that such funds will be forthcoming."

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Development of the HEO project is Convergence's best hope to become self-sustaining. As a matter of fact, according to Convergence's most recent Form 10-KSB, "[Convergence] expect[s] to continue incurring operating losses until we are able to derive meaningful revenues from our proposed business relating to ethanol production, energy generation and supply."

By alleged non-performance of promises to previous investors, I am concerned that Convergence is jeopardizing its opportunities to raise much-needed additional financing.

Did you know that --

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Convergence received private financing in 2005 and, as alleged in a demand made by investors but not made public by Convergence, to date has failed to issue and deliver the securities sold to the investors. In addition, based on public filings, Convergence has also not attempted to register those securities as allegedly promised.

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Convergence raised private financing in 2006, allegedly based on a promise that the funds would be held in an escrow account and not released to Convergence until the funds in escrow exceeded $350,000. The investors allege that Convergence raised only $130,000 and notwithstanding its promise expended those funds for its own account.

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On March 13, 2007, Convergence received a demand for payment of liquidated damages in the amount of $145,906.61 (the “Notice”) from GCA Strategic Investment Fund Limited (“GCA”) pursuant to a Securities Purchase Agreement dated October 31, 2006 between Convergence and GCA (the “Purchase Agreement”). Pursuant to the Purchase Agreement, Convergence was required to file and obtain an effective Registration Statement covering the resale of the Registrable Securities no later than January 25, 2007. The Company has not even filed a Registration Statement covering the Registrable Securities. On March 13, 2007, GCA delivered a Notice to Convergence claiming liquidated damages in an amount not less than $145,906.61 plus $2,353.33 per day after March 13, 2007. The foregoing liquidated damages are payable in cash upon demand. If payment is not received by GCA in accordance with the terms of the Purchase Agreement and the Notice, GCA has threatened to issue to the Company a notice of default and accelerate Convergence’s outstanding obligation to GCA of $3,530,000.

MY NOMINEES HAVE A REAL PLAN AND THE EXPERIENCE NECESSARY TO DELIVER VALUE TO CONVERGENCE SHAREHOLDERS

We believe that the following strategic actions will deliver maximum value for the Convergence shareholders:

-	Promptly seeking capital for moving forward with the Hearst Ethanol Project.

-	Promptly hiring a new, highly-qualified and experienced CEO.

-	Removing the current "defensive" and "anti-change of control" provisions of the board-approved Bylaws in accordance with the highest standards of corporate governance.

I believe your voice in the future of Convergence can best be expressed through the election of the Shareholder Nominees at the annual meeting. If my nominees are elected, we intend to apply or experience and knowledge toward achieving the highest and best use of Convergence's valuable assets for the benefit of all the shareholders.

THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS ARE AVAILABLE FOR FREE FROM THE U.S. SECURITIES AND EXCHANGE COMMISSION AT WWW.SEC.GOV. A COPY OF THE PROXY STATEMENT AND DETAILED INFORMATION ABOUT THE INDENTITY OF THE PARTICIPANTS AND THEIR DIRECT OR INDIRECT INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE, IS AVAILABLE FOR FREE FROM THE NOMINATING SHAREHOLDER’S PROXY SOLICITOR, THOMAS HEMINGWAY (THE "PROXY SOLICITOR") AT 300 S. HARBOR, SUITE 500, ANAHEIM, CA 92805.

YOU WILL BE SENT A NOTICE OF THE MEETING DATE AS WELL AS MY DEFINITIVE PROXY STATEMENT AS SOON AS EITHER OF THOSE DOCUMENTS IS AVAILABLE.

Thank you for your careful consideration.

Sincerely,

/s/ Daniel K. Moscaritolo
DANIEL K. MOSCARITOLO